EXHIBIT 4.19

[Translation]

Amendment of Basic Outsourcing Agreement

Global Media Online Inc. (“GMO”) and Crayfish Co., Ltd. (“Company”) (each a “party” and collectively the “parties”) hereby agree to amend the Basic Outsourcing Agreement (“Agreement”).

Article 1. (Amendment of the terms of the Agreement)
GMO and the Company shall agree to amend the Article 23 of the Agreement as follows:

(Prior to Amendment)
The Agreement shall be effective three (3) years from the date of execution.

(After Amendment)
The Agreement shall be effective three (3) years from September 1, 2002.

Article 2. (Others)
Any matters not addressed herein shall be governed by the Agreement.

IN WITNESS WHEREOF, each of party execute the Agreement and both Crayfish and GMO shall keep the original.

The date of the Agreement March 7, 2003

Crayfish Co., Ltd.
Toshima-ku Ikebukuro 2-2-1 Tokyo
/s/ Kazuhiko Muraki sealed by stamp
Kazuhiko Muraki
President and Representative Director

Global Media Online Inc.
Sakuragaoka-cho, Shibuya-ku 26-1, Tokyo
/s/ Masatoshi Kumagai sealed by stamp
Masatoshi Kumagai
President and Representative Director